Exhibit 10.1

Revenue stamps 100,000 yen

Business Transfer Agreement

February 27, 2026

Business Transfer Agreement

Well Resources Co., Ltd. (hereinafter referred to as “Party A”) and Leifras Co., Ltd. (hereinafter referred to as “Party B”) have entered into the following business transfer agreement (hereinafter referred to as “this Agreement”) dated February 27, 2026, regarding the transfer of part of Party A’s child development support and after-school day care service business (hereinafter referred to as “this Business”) to Party B.

Chapter 1: The Business Transfer

Article 1.1 (Business Transfer)

1.	In accordance with the provisions of this Agreement, Party A will transfer the Business, which is operated at the following four business locations (hereinafter referred to as the “Facilities”) to Party B, and Party B will acquire it (hereinafter referred to as the “Business Transfer”).

(1)	Sora Fune Kamisakuragi Physical Education Support Classroom (1-37-1 Kamisakuragi, Tomiya City, Miyagi Prefecture)

(2)	Sora Fune Black Pine Physical Education Support Class (2-21-1 Asahigaoka Tsutsumi, Izumi-ku, Sendai City, Miyagi Prefecture)

(3)	Sora Fune Takasago Physical Education Support Classroom (102 Takasago Seki No. 2, 1-15 Takasago, Miyagino-ku, Sendai City, Miyagi Prefecture)

(4)	Jupiter Rikuzen Takasago After-School Day Care Service (202 Takasago Seki No. 2, 1-15 Takasago, Miyagino-ku, Sendai City, Miyagi Prefecture)

2.	The effective date of the Business Transfer (hereinafter referred to as the “Closing Date”) will be May 1, 2026. However, Party A and Party B may change the Closing Date with prior written agreement.

Article 1.2 (The Transferred Property)

1.	The assets to be transferred from Party A to Party B as a result of this Business Transfer (hereinafter collectively referred to as the “Transferred Properties”) shall be the assets set out in Attachment 1.2.1.

2.	In this business transfer, Party B will not take over any liabilities related to this business.

3.	Ownership and risk of the transferred property will be transferred from Party A to Party B upon delivery as provided for in Article 2.1, Paragraph 1.

Article 1.3 (This Succession Agreement)

As a result of this Business Transfer, the status under the contract set out in Attachment 1.3.1 (hereinafter referred to as the “Succession Contract”) will be transferred from Party A to Party B.

Article 1.4 (Business transfer price)

The consideration for this Business Transfer (hereinafter referred to as the “Business Transfer Price”) shall be [*confidential information redacted] yen (excluding consumption tax).

Chapter 2 Closing

Article 2.1 (Closing)

1.	Party A will hand over the Transferred Assets to Party B on the Closing Date.

2.	On the Closing Date, in exchange for receiving the Transferred Assets from Party A, Party B will pay the Business Transfer Price by bank transfer to Party A’s bank account listed below. Bank transfer fees will be borne by Party B.

Financial institution	:	[*confidential information redacted]
Account type and number	:	[*confidential information redacted]
Account name	:	[*confidential information redacted]

Article 2.2 (Attribution and settlement of income and expenses)

All income and expenses related to this project incurred after the closing date will belong to Party B, and if Party A receives or incurs such income or expenses, it will settle the amount with the cooperation of both parties.

Chapter 3 Prerequisites

Article 3.1 (Preconditions for Party A’s obligations)

Party A will perform its obligations set forth in Article 2.1, Paragraph 1 on the Closing Date, subject to the condition that all of the following events are satisfied. Party A may, at its discretion, waive all or part of such conditions. However, the waiver of all or part of such conditions shall not preclude Party A from claiming indemnity against Party B pursuant to Article 7.1, Paragraph 2.

(1)	All of Party B’s representations and warranties set forth in Article 4.2, Paragraph 1 are true and accurate.

(2)	Party B has performed or complied with all of the obligations that it must perform or comply with by the Closing Date under this Agreement.

(3)	No events have occurred that would have a significant impact on Party B’s performance of its obligations under this Agreement.

Article 3.2 (Conditions Prerequisite for Party B’s Obligations)

As of the Closing Date, Party B will perform its obligations set forth in Article 2.1, Paragraph 2, subject to the condition that all of the following events are satisfied. However, Party B may, at its discretion, waive all or part of such conditions. However, the waiver of all or part of such conditions shall not preclude Party B from claiming indemnity against Party A pursuant to Article 7.1, Paragraph 1.

(1)	All of Party A’s representations and warranties set forth in Article 4.1, Paragraph 1 are true and accurate.

(2)	Party A has performed or complied with all of the obligations that it must perform or comply with by the Closing Date under this Agreement.

(3)	No events have occurred that would have a significant impact on Party A’s performance of its obligations under this Agreement.

(4)	set out in Article 5.4 have been completed.

Chapter 4 Representations and Warranties

Article 4.1 (Representations and warranties by Party A)

1.	Party A represents and warrants to Party B that the matters set out in Attachment 4.1.1 are true and accurate as of the date of this Agreement and the Closing Date.

2.	If Party A discovers any facts or conditions that are or could reasonably be expected to result in a breach of the representations and warranties set forth in the preceding paragraph between the execution date of this Agreement and the Closing Date, Party A will promptly notify Party B of such facts or conditions. However, even if Party A has given such notice, Party A will not be relieved of liability for breach of its obligations or breach of the representations and warranties.

Article 4.2 (Representations and warranties by Party B)

1.	Party B represents and warrants to Party A that the matters set out in Attachment 4.2.1 are true and accurate as of the date of this Agreement and the Closing Date.

2.	If Party B discovers any facts or conditions that are or could reasonably be expected to result in a breach of the representations and warranties set forth in the preceding paragraph between the execution date of this Agreement and the Closing Date, Party B will promptly notify Party A of such facts or conditions. However, even if Party B has given such notice, Party B will not be relieved of liability for breach of its obligations or breach of the representations and warranties.

Chapter 5: Pledges by Party A

Article 5.1 (Business operations)

From the date of this Agreement until the Closing Date, Party A will operate the Business, execute its operations, and manage the Transferred Assets with the care of a prudent manager and within the scope of its normal business operations prior to the execution of this Agreement.

Article 5.2 (Prohibited matters)

Until the Closing Date, Party A will not engage in any of the acts set out in the following items in relation to the Business, except as provided for in this Agreement or with the prior written consent of Party B.

(1)	Business transfer, reorganization, merger, company split, or other similar actions that may hinder the Business Transfer

(2)	A petition to commence dissolution, liquidation, or bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or other similar legal bankruptcy proceedings (collectively referred to as “legal bankruptcy proceedings”).

(3)	Decisions regarding the filing or commencement of litigation, settlement of litigation, or other termination of litigation without a judgment, as well as other important policies regarding litigation

(4)	, sale, pledge as rental collateral, or other disposition of capital investments (limited to those exceeding 300,000 yen per item) or other important assets (limited to those exceeding 300,000 yen per item) related to this business.

(5)	Conclusion, change, amendment, cancellation or termination of important contracts related to this project

(6)	Termination of transactions or changes to transaction terms with important business partners related to this business

(7)	Establishment, amendment or abolition of work regulations and other important internal rules

(8)	Changes to wages and other employment conditions of employees engaged in this project

(9)	In addition to the matters listed above, any action that may have an adverse effect on the Business, its financial position, operating results, cash flow, assets, liabilities, or future revenue plans or prospects for the Business.

Article 5.3 (employee)

1.	Party A will obtain written consent from Party A’s employees listed in Attachment 5.3.1, and any persons who will enter into employment contracts with Party A between the date of this Agreement and the Closing Date and who will be engaged in the Business (hereinafter referred to as “Employees”), to transfer from Party A to Party B in connection with the Transfer of the Business, by the day before the Closing Date.

2.	Labor obligations owed to Employees that arise up to the day before the Closing Date, with the exception of the transfer of unused paid leave as stipulated in Article 6.4, will not be transferred to Party B as a result of the Business Transfer, and Party A will be obligated to fulfill such obligations.

Article 5.4 (Licenses and Approvals)

Party A will carry out the necessary procedures to obtain designation as a child development support and after-school day care service provider, which is necessary for Party B to operate the Facility from May 1, 2026 onwards.

Article 5.5 (Transfer of contractual status)

Party A will carry out the necessary procedures to transfer Party A’s contractual status to Party B by the Closing Date in accordance with this Succession Agreement.

Article 5.6 (Non-compete)

1.	Party A will not, directly or indirectly, engage in child development support or after-school day care services, or any similar or competing businesses, in Sendai City, Miyagi Prefecture or Tomiya City, Miyagi Prefecture, for a period of five years from the Closing Date.

2.	Party A will not, directly or indirectly, make employment offers to employees of the Business, encourage them to resign, poach employees, or engage in any other similar actions for a period of five years from the Closing Date.

Chapter 6 Pledges by Party B

Article 6.1 (Employment of Employees)

On the Closing Date, Party B will enter into an employment contract with the Employee on terms that are no less than those of Party A as of the conclusion of this Agreement.

Article 6.2 (Transfer of contractual status)

1.	Party B will carry out the necessary procedures to transfer Party A’s contractual status to Party B by the Closing Date in accordance with this Succession Agreement.

2.	With regard to the lease agreements in this succession agreement that require the payment of a security deposit and guarantee money, Party B will not succeed to the security deposit and guarantee money that Party A has deposited with the Lessor, but will instead deposit them anew with the Lessor.

Article 6.3 (Licenses and Approvals)

Party B will provide the necessary cooperation in the designation procedures set forth in Article 5.4.

Article 6.4 (paid holiday)

On the Closing Date, Party B will take over the Employee’s unused paid leave as of the day before the Closing Date.

Chapter 7 Compensation

Article 7.1 (compensation)

1.	If Party B incurs any losses or expenses (whether or not arising as a result of a claim from a third party, and including reasonable attorney’s fees; hereinafter collectively referred to as “Damages”) arising out of or in connection with Party A’s breach or failure to perform its obligations under this Agreement or Party A’s breach of Party A’s representations and warranties set forth in Article 4.1, Paragraph 1, Party A will indemnify Party B for such Damages.

2.	If Party A suffers damages arising from or in connection with Party B’s breach or failure to perform its obligations under this Agreement or Party B’s breach of the representations and warranties set forth in Article 4.2, Paragraph 1, Party B will indemnify Party A for such damages.

3.	Claims for damages, etc. arising from or in connection with this Agreement may only be made in accordance with this Article, and neither Party A nor Party B may make any claims for compensation, indemnification or other damages against the other party, regardless of liability for breach of contract, liability for non-conformity with contract, liability for tort or any other legal structure, except for claims for compensation pursuant to this Article.

Article 7.2 (Upper and lower limits of compensation)

1.	Notwithstanding the provisions of Article 7.1, Party A may only claim compensation under Article 7.1, Paragraph 2 for damages, etc., per specific compensation event amounting to 300,000 yen or more, and the total amount of compensation under this Article shall be limited to 50% of the Business Transfer Price.

2.	Notwithstanding the provisions of Article 7.1, Party B may only claim compensation under Article 7.1, Paragraph 1 for damages, etc., for any one specific compensation event amounting to 300,000 yen or more, and the total amount of compensation pursuant to this Article shall be limited to 50% of the Business Transfer Price.

Article 7.3 (Period of Compensation)

Any claim for indemnification under this Chapter may be made only by giving written notice to the other party no later than the third anniversary of the Closing Date.

Chapter 8 Cancellation

Article 8.1 (Cancellation)

1.	If any of the following events occur to the other party prior to the Closing Date, Party A and Party B may terminate this Agreement by giving written notice to the other party.

(1)	If a petition for the commencement of legal bankruptcy proceedings is filed against Party A or Party B

(2)	If Party A attempts to or has carried out a business transfer or company split in relation to the Business, or any other action that would hinder the Business Transfer, without obtaining Party B’s prior consent.

(3)	If Party A or Party B is subject to provisional disposition, compulsory execution, auction petition, or seizure due to tax delinquency disposition.

(4)	If Party A or Party B changes, suspends, or closes down its business

(5)	If Party A or Party B receives a dishonored bill or check.

(6)	If the designation prescribed in Article 5.4 has not been granted and it becomes clear that it is unlikely to be granted.

2.	any of the following events occurs to the other party before the Closing Date and the other party does not correct the situation within 30 days after receiving a written demand for correction from Party A or Party B, Party A may terminate this Agreement by written notice.

(1)	If either Party A or Party B violates any of the obligations set forth in this Agreement

(2)	a material breach of the representations and warranties of Party A or Party B set forth in Article 3.1, Paragraph 1 or Article 3.2, Paragraph 1.

(3)	If the closing is not completed by May 1, 2026 due to reasons beyond our control.

3.	Even if this Agreement is terminated, the provisions of Chapter 7, this paragraph of this Article, and the following Chapter shall remain in effect.

Chapter 9 General Provisions

Article 9.1 (Confidentiality)

1.	Party A and Party B shall not disclose or divulge to any third party, nor use for any purpose other than the execution and performance of this Agreement, any (i) information disclosed by the other party in connection with the consideration or negotiation of the Business Transfer and this Agreement, (ii) the fact that this Agreement has been executed, its existence and content, or (iii) facts concerning the process of negotiations for this Agreement (collectively referred to as the “Confidential Information”). However, this does not apply to disclosure to officers and employees of Party A and Party B (including officers and employees of affiliated companies), lawyers, certified public accountants, tax accountants, financial advisors, and other professionals who are bound by confidentiality obligations equal to or greater than those in this Article, or when disclosure is required by law or other regulations, or when prior written consent is obtained from the other party.

2.	Notwithstanding the provisions of the preceding paragraph, information that falls under any of the following items shall not be included in this Confidential Information.

(1)	Information that is already publicly known at the time of disclosure

(2)	Information that was already in the recipient’s possession at the time of disclosure

(3)	Information that becomes publicly known after disclosure through no fault of the recipient

(4)	Information that is lawfully obtained from a third party after disclosure without the recipient being under any obligation to maintain confidentiality

3.	Party A and Party B shall be liable to the other party if they disclose the Confidential Information to a third party as specified in the proviso to paragraph 1 and such third party breaches the obligation to maintain confidentiality regarding the Confidential Information.

Article 9.2 (Publication)

If Party A and Party B make any public announcement regarding the Business Transfer, they will do so only after agreeing in advance on the timing, method, and content of the announcement. However, if disclosure regarding the Business Transfer is required by law or the rules of a financial instruments exchange, Party A and Party B may disclose the minimum amount necessary after giving prior notice to the other party.

Article 9.3 (Transfer of contractual status)

Neither Party A nor Party B will transfer or otherwise dispose of, or have transferred to a third party, any of its status under this Agreement or any of its rights or obligations thereunder without the prior written consent of the other party.

Article 9.4 (notification)

All notices and other communications made in connection with this Agreement will be given to the following address by hand, mail, or email, and will be deemed to have been received when received by the other party if sent by mail, or when reasonably available for inspection by the other party if sent by email.

(Notice to Party A)

address	:	[*confidential information redacted]
address	:	[*confidential information redacted]
Email	:	[*confidential information redacted]

(Notice to Party B)

address	:	[*confidential information redacted]
address	:	[*confidential information redacted]
Email	:	[*confidential information redacted]

Article 9.5 (Changes and corrections)

No provision of this Agreement may be changed or amended without the prior written consent of Party A and Party B.

Article 9.6 (separability)

If any provision of this Agreement is for any reason invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired or affected.

Article 9.7 (Entire Agreement)

This Agreement constitutes the entire agreement between Party A and Party B regarding the Business Transfer, and all contracts, other agreements, or arrangements between Party A and Party B regarding the Business Transfer prior to the execution of this Agreement, whether in writing, verbally, or by other means, will become invalid upon the execution of this Agreement.

Article 9.8 (Cost burden)

Unless otherwise specified in this Agreement, Party A and Party B shall each bear all expenses incurred or imposed on them in connection with the conclusion and performance of this Agreement (including, but not limited to, the fees and expenses of attorneys and other advisors) and all taxes and public dues.

Article 9.9 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	Party A and Party B agree that the Tokyo District Court shall be the exclusive court of first instance for any disputes arising out of or relating to this Agreement.

Article 9.10 (Good faith consultation)

If any doubts arise regarding the provisions of this Agreement or any matters not stipulated in this Agreement, Party A and Party B will resolve such matters through good faith consultation in accordance with the spirit of this Agreement.

To certify the conclusion of this Agreement, Party A and Party B will prepare two original copies of this Agreement, sign and seal them, and retain one copy each.

February 27, 2026

(Part A)	15-9, Toyotamanaka 2-chome, Nerima-ku, Tokyo
Well Resources Co., Ltd.
Representative Director Yasuharu Yasutomi (Closed)

(Party B)	20-3 Ebisu 4-chome, Shibuya-ku, Tokyo
Leaflas Co., Ltd.
Representative Director Kiyotaka Ito ㊞

Appendix 1.2.1

The Transferred Property

[redacted]

Appendix 1.3.1

Succession Agreement

[redacted]

Appendix 4.1.1

Representations and Warranties by Party A

Ⅰ. Matters concerning Party A

1.	Conclusion and performance of this contract

Party A has the necessary power and authority to legally and validly enter into and perform this Agreement.

2.	No violation of laws and regulations

The conclusion and performance of this Agreement by Party A (a) will not violate any laws or regulations or decisions of judicial or administrative agencies, (b) will not violate Party A’s articles of incorporation or other internal rules, and (c) will not violate any contract with a third party to which Party A is a party.

3.	Possibility of enforcement

This Agreement has been legally and validly entered into by Party A and constitutes Party A’s valid and legally binding obligations, which are enforceable in accordance with the provisions of this Agreement.

4.	Antisocial forces

Party A is not an anti-social force, and has not provided funds or convenience to anti-social forces or engaged in other anti-social activities.

5.	Absence of bankruptcy proceedings, etc.

Party A has not filed for bankruptcy proceedings, nor has a third party filed a petition for such proceedings against Party A. Party A is not insolvent or in a state of suspension of payments, and there is no risk that Party A will fall into such a state by performing its obligations under this Agreement.

II. Matters related to this project

1.	Finance

(1)	Party A is not insolvent or has suspended payments, and has not filed for or been subject to bankruptcy proceedings.

(2)	The income statements and other financial information regarding the Business submitted by Party A to Party B have been prepared in accordance with accounting standards generally accepted in Japan, and in accordance with such standards, accurately and fairly present the financial position and operating results of the Business in all material respects as of the respective preparation date or period.

(3)	Since August 1, 2025, there have been no changes to Party A that have a material adverse effect on its financial position or results of operations, except for changes associated with the ordinary course of business.

2.	Contract

(1)	The important contracts that Party A has concluded in relation to this business have been legally and validly concluded with the counterparties to the contracts, remain in effect as valid contracts, and are legally binding and enforceable against each party in accordance with their terms.

(2)	With the exception of the contracts listed below, Party A has properly performed or complied with all obligations under important contracts concluded with respect to the Business, and no events have occurred or are likely to occur that could result in Party A or the other party to the contract defaulting on its obligations or breaching other obligations, terminating the contract, forfeiting the benefit of the term, or changing the terms of the contract.

#	Contracting party	Contract details	Contract signing date	Facility
1	Sanshusha Co., Ltd.	Parking lot sublease agreement	2021/1/4	Kamisakuragi

(3)	With regard to the lease agreement for the Facility and parking lot set out in Attachment 1.3.1 “1-(1) Lease Agreement”, there is no risk that the transfer of Party A’s contractual status to Party B following the Business Transfer will be rejected, and it is reasonably expected that the contractual status will continue even after the transfer.

3.	Business

Party A has properly filed claims for day care benefits for disabled children for this project with the National Health Insurance Association up until the date of this contract, and has already taken the necessary measures in cases where correction or improvement has been requested, and there is no risk of erroneous adjustments of day care benefits for disabled children occurring after the date of this contract.

4.	Assets

(1)	Business Assets

Party A has the right to lawfully and validly possess or use the tangible or intangible assets currently used in the conduct of its business, and Party A’s use of such assets does not infringe the rights of third parties.

(2)	Intellectual Property Rights

①	Party A has validly acquired all patent rights, trademark rights, design rights, copyrights and other intellectual property rights necessary to carry out its business, or has been legally and validly authorized to use such rights.

②	Party A is not infringing, has not infringed, or has received any notice alleging a risk of infringement of any patent, trademark, design right, copyright or other intellectual property right of any third party.

(3)	System

①	Party A has the right to legally and validly possess or use the computer system and network system (hereinafter referred to as “this System”) currently used to conduct its business, and Party A’s use of this System does not infringe the rights of any third party.

②	The system is functioning normally and is being properly maintained, and there are no circumstances that may hinder the continuity of Party A’s business.

5.	Labor

(1)	There is no breach of contract, tort or other violation of laws and regulations with respect to the Employee that would adversely affect the performance of this Agreement, and there are no facts that could cause a violation.

(2)	Party A has timely fulfilled its obligations to pay remuneration, salaries, bonuses and other benefits to the Employee, and there are no obligations that are due but remain unpaid.

(3)	Party A is not obligated to provide the Employee with remuneration, salary or other economic benefits, other than those that fall under the employment conditions set forth in the work rules, etc., and does not grant stock options or other incentives.

(4)	All social insurance premiums and withholding income taxes required to be collected by Party A with respect to the Employees have been collected in a timely manner and paid to the relevant authorities or social insurance offices on the due dates, and there are no outstanding debts that are due.

(5)	Party A has not committed any serious violations of laws and regulations regarding the employment of the Employee, has not received any guidance, recommendations or orders from judicial or administrative agencies (including the Labor Bureau, Labor Standards Bureau, Labor Standards Inspection Office, and other related supervisory agencies), and has no unresolved serious disputes with the Employee.

6.	Litigation etc.

(1)	There are no pending litigation, mediation, arbitration or other judicial or administrative proceedings involving Party A or targeting its assets in relation to this business, and there is no threat of such.

(2)	With respect to this business, there are no judgments, decisions or orders from judicial or administrative bodies that involve Party A or target its assets that will have a negative impact on Party A’s current assets or business operations.

(3)	There are no administrative actions or other administrative procedures in place that may prevent Party A from entering into this Agreement or fulfilling its obligations under this Agreement.

(4)	There are no significant defects in the products or services provided by Party A in this business, and there are no unresolved claims or other demands from third parties against Party A.

7.	Information Disclosure

(1)	Party A has disclosed all important information requested by Party B prior to the execution of this Agreement, as well as information that may have a significant impact on Party B’s judgment regarding the Business Transfer or the contents of this Agreement, and has not engaged in any concealment or other conduct that would hinder Party B’s investigation.

(2)	The information disclosed by Party A to Party B is true and accurate in all material respects at the time of disclosure and contains no omissions, falsehoods or errors of material fact.

(3)	With the exception of the information disclosed by Party A to Party B, there are no material events that could adversely affect the Business or its financial condition or operating results, or any material facts that could potentially do so.

8.	Antisocial forces

(1)	Party A is not an anti-social force, and has not appointed or employed as an officer or employee any person who belongs to an anti-social force or has a close relationship with such a force.

(2)	Party A has not received any involvement in its management from anti-social forces, and has not provided funds or facilities to anti-social forces or engaged in any other anti-social activities.

End

Appendix 4.2.1

Representations and Warranties by Party B

1.	Establishment and Continuance

Party B is a legally established and validly existing joint stock company under Japanese law, and has the power and authority necessary for the business it currently operates.

2.	Conclusion and performance of this contract

Party B has the necessary authority and power to legally and validly enter into and perform this Agreement, and Party B’s execution and performance of this Agreement is within the scope of Party B’s objectives. Furthermore, Party B has completed all procedures required by laws and regulations, its articles of incorporation, and other internal rules in entering into and performing this Agreement.

3.	No violation of laws and regulations

The conclusion and performance of this Agreement by Party B (a) does not violate laws and regulations or decisions of judicial or administrative agencies, (b) does not violate Party B’s articles of incorporation or other internal rules, and (c) does not violate any contract with a third party to which Party B is a party.

4.	legally binding

This Agreement has been duly and validly entered into by Party B and constitutes Party B’s valid and legally binding obligations.

5.	Funding

Party B has sufficient financial resources or fundraising capabilities to pay the Business Transfer Price.

End

Appendix 5.3.1

This employee

[redacted]